Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	October 25, 2011
For Immediate Release

HOME BANCORP ANNOUNCES 2011 THIRD QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $923,000 for the third quarter of 2011, a decrease of $344,000, or 27%, compared to the second quarter of 2011 and an increase of $12,000, or 1%, compared to the third quarter of 2010. The third quarter of 2011 includes $1.4 million of pre-tax expenses related to the acquisition of GS Financial Corp. Excluding merger-related expenses, net income for the third quarter of 2011 was $1.9 million, increases of 30% and 107% compared to the second quarter of 2011 and the third quarter of 2010, respectively. Diluted earnings per share were $0.13 for the third quarter of 2011, compared to $0.17 for the second quarter of 2011 and $0.12 for the third quarter of 2010. Excluding merger-related expenses, diluted earnings per share were $0.26 for the third quarter of 2011, increases of 30% and 100% compared to the second quarter of 2011 and the third quarter of 2010, respectively.

“Since completing our IPO, we have worked diligently to expand our geographic footprint across South Louisiana to enhance our ability to serve our customers,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “We enter the last quarter of 2011 in the best position in our company’s history to strengthen existing relationships and earn new customers.”

“Excluding merger-related expenses, our disciplined growth has strengthened our earnings stream,” added Mr. Bordelon, “We will continue to make investments in personnel, technology and processes to further enhance the customer experience and raise shareholder value.”

Acquisition of GS Financial Corp.

As previously reported, the Company now serves the Greater New Orleans area through its acquisition of GS Financial Corp., the former holding company of Guaranty Savings Bank of Metairie, Louisiana, on July 15, 2011. As a result of the transaction, in which GS Financial Corp. was merged with and into the Company and Guaranty Savings Bank was merged with and into the Bank, the Company acquired $256.9 million of assets, including loans of $182.5 million, and $230.7 million in deposits and other liabilities. Shareholders of GS Financial Corp. received $21.00 per share in cash, resulting in a total purchase price of $26.4 million.

The assets and liabilities from GS Financial Corp. were recorded at their estimated fair values as of the acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. A summary of the assets and liabilities acquired and estimated fair value adjustments follows.

	As of July 15, 2011
(in thousands)	GS Financial Corp.	Fair Value Adjustments	As recorded by Home Bancorp
Assets
Cash and cash equivalents	$9,262	$—	$9,262
Investment securities available for sale	46,667	(186)	46,481
Loans	184,345	(1,845)	182,500
Real estate owned	2,549	(384)	2,165
Office properties and equipment, net	7,317	1,126	8,443
Core deposit intangible	—	859	859
Other assets	7,023	186	7,209

Total assets acquired	257,163	(244)	256,919

Liabilities
Deposits:
Noninterest-bearing	$13,401	$—	$13,401
Interest-bearing	179,193	924	180,117

Total deposits	192,594	924	193,518
Federal Home Loan Bank (“FHLB”) advances	33,762	945	34,707
Other liabilities	2,293	135	2,428

Total liabilities assumed	$228,649	$2,004	$230,653

Excess of assets acquired over liabilities assumed			26,266
Cash consideration paid			(26,417)

Total goodwill recorded			$151

Loans and Credit Quality

Loans totaled $653.6 million at September 30, 2011, an increase of $204.1 million, or 45%, from June 30, 2011, and an increase of $207.4 million, or 47%, from September 30, 2010. Growth in the loan portfolio was primarily driven by the acquisition of GS Financial Corp., which added $182.5 million in loans at acquisition date. Organic loan growth during the quarter was related primarily to commercial and industrial (up $19.3 million) and construction and land (up $5.6 million) loans.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(dollars in thousands)	September 30, 2011	December 31, 2010	Total Loans Increase/(Decrease)
Noncovered real estate loans:
One- to four-family first mortgage	$174,015	$105,157	$68,858	66%
Home equity loans and lines	38,623	24,898	13,725	55
Commercial real estate	187,404	115,946	71,458	62
Construction and land	64,268	45,177	19,091	42
Multi-family residential	14,083	4,493	9,590	214

Total noncovered real estate loans	478,393	295,671	182,722	62

Noncovered other loans:
Commercial and industrial	80,497	42,247	38,250	91
Consumer	27,450	21,546	5,904	27

Total noncovered other loans	107,947	63,793	44,154	69

Total noncovered loans	586,340	359,464	226,876	63
Covered loans	67,296	80,447	(13,151)	(16)

Total loans	$653,636	$439,911	$213,725	49%

Nonperforming assets (“NPAs”) totaled $24.9 million at September 30, 2011, an increase of $4.9 million compared to June 30, 2011 and an increase of $1.1 million compared to September 30, 2010. The increase in NPAs from June 30, 2011 relates to the NPAs acquired from GS Financial Corp., which totaled $6.3 million at September 30, 2011. Excluding Covered Assets, the ratio of NPAs to total assets was 0.97% at September 30, 2011, compared to 0.19% at June 30, 2011 and 0.23% at September 30, 2010. The Company recorded net charge-offs of $53,000 during the third quarter of 2011, compared to net charge-offs of $227,000 in the second quarter of 2011 and $48,000 in the third quarter of 2010.

The Company’s loan loss provision for the third quarter of 2011 was $526,000, compared to $265,000 and $168,000 for the second quarter of 2011 and the third quarter of 2010, respectively. The increase was primarily attributable to organic loan growth during the third quarter of 2011.

At September 30, 2011, the Company’s ratio of allowance for loan losses to total loans was 0.69%, compared to 0.90% and 0.88% at June 30, 2011 and September 30, 2010, respectively. The decrease in the ratio of allowance for loan losses to total loans relates to the acquisition of GS Financial Corp. loan portfolio. Under accounting rules generally accepted in the United States, an acquirer may not carry over the acquiree’s allowance for loan losses. Instead, the acquirer must fair value the cash flows expected to be derived from the acquired loan portfolio. Management has included its credit loss expectations in the acquired loan portfolio’s cash flow assumptions used to derive the portfolio’s fair value. Hence, management believes that expected credit losses in the acquired loan portfolio were appropriately addressed in the fair value adjustments recorded on the acquired loan portfolio. Excluding acquired loans of GS Financial Corp. and Statewide Bank (March 2010), the ratio of allowance for loan losses to total organic (i.e., not acquired) loans was 1.09% at September 30, 2011.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $169.5 million at September 30, 2011, an increase of $21.2 million, or 14%, from June 30, 2011, and an increase of $37.1 million, or 28%, from September 30, 2010. The increase resulted from the addition of $46.5 million in investment securities acquired from GS Financial Corp., less paydowns, calls and maturities received during the quarter. At September 30, 2011, the Company had a net unrealized gain position on its investment securities portfolio of $2.5 million, compared to net unrealized gains of $1.9 million and $1.1 million as of June 30, 2011 and September 30, 2010, respectively.

The Company maintains a portfolio of non-agency mortgage-backed securities, which had an amortized cost of $15.9 million at September 30, 2011. Each of these securities is rated investment grade by Standard & Poor’s and/or Moody’s.

Deposits

Deposits totaled $719.5 million at September 30, 2011, increases of $192.1 million, or 36%, from June 30, 2011, and $172.8 million, or 32%, from September 30, 2010. The acquisition of GS Financial Corp. added $193.5 million in deposits during the quarter. The Company’s organic core deposits (i.e., checking, savings and money market accounts) increased for the ninth consecutive quarter, posting growth of $9.2 million, or 2.7%, during the third quarter of 2011.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	September 30,	December 31,	Increase / (Decrease)
(dollars in thousands)	2011	2010	Amount	Percent
Demand deposit	$123,545	$100,579	$22,966	23%
Savings	43,802	29,258	14,544	50
Money market	172,713	133,245	39,468	30
NOW	93,255	68,398	24,857	36
Certificates of deposit	286,145	221,738	64,407	29

Total deposits	$719,460	$553,218	$166,242	30%

Share Repurchases

The Company purchased 175,610 shares of its common stock during the third quarter of 2011 at an average price per share of $14.39 under the share repurchase plan announced in May 2011. The Company may repurchase up to 402,835 shares, or approximately 5%, of the Company’s outstanding common stock under the May 2011 plan. To date, the Company has purchased 200,910 shares under the plan at an average price per share of $14.40; hence, 201,925 shares remain eligible for purchase under the plan.

Net Interest Income

Net interest income for the third quarter of 2011 totaled $9.4 million, an increase of $2.4 million, or 35%, compared to the second quarter of 2011, and an increase of $2.1 million, or 29%, compared to the third quarter of 2010. The addition of GS Financial’s earning assets and interest-bearing liabilities accounted for the vast majority of the increase. The Company’s net interest margin was 4.58% for the third quarter of 2011, three basis points higher than the second quarter of 2011 and 17 basis points lower than the third quarter of 2010.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	September 30, 2011		September 30, 2010		June 30, 2011
(dollars in thousands)	Average Balance	Average Yield/ Rate	Average Balance	Average Yield/ Rate	Average Balance	Average Yield/ Rate
Earning assets:
Loans receivable	$612,416	6.30%	$456,262	6.58%	$445,947	6.53%
Investment securities	174,208	2.36	133,074	3.69	145,624	2.24
Other interest-earning assets	28,447	0.51	18,813	0.67	21,371	0.66

Total earning assets	$815,071	5.30	$608,149	5.76	$612,942	5.31

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$300,000	0.52	$204,939	0.72	$241,960	0.48
Certificates of deposit	273,407	1.20	243,240	1.68	191,038	1.56

Total interest-bearing deposits	573,407	0.84	448,179	1.24	432,998	0.96
FHLB advances	105,828	0.68	22,570	2.48	41,011	1.12

Total interest-bearing liabilities	$679,235	0.82	$470,749	1.30	$474,009	0.97

Net interest spread		4.48%		4.46%		4.34%
Net interest margin		4.58%		4.75%		4.55%

Noninterest Income

Noninterest income for the third quarter of 2011 totaled $1.6 million, a decrease of $476,000, or 23%, compared to the second quarter of 2011, and an increase of $1.0 million, or 165%, compared to the third quarter of 2010.

The decrease in noninterest income in the third quarter of 2011 compared to the second quarter of 2011 resulted primarily from a litigation settlement of $525,000 received in the second quarter of 2011. This decrease was partially offset by higher service fees and charges, bank card fees and gains on the sale of loans.

The increase in noninterest income in the third quarter of 2011 compared to the third quarter of 2010 resulted primarily from other-than-temporary impairment (“OTTI”) of investment securities charges of $870,000 recorded during the third quarter of 2010 and higher service fees and charges and bank card fees. These increases were partially offset by decreased gains on the sale of loans and decreased discount accretion of the FDIC loss sharing receivable.

Noninterest Expense

Noninterest expense for the third quarter of 2011 totaled $9.2 million, an increase of $2.4 million, or 35%, compared to the second quarter of 2011 and an increase of $2.9 million, or 45%, compared to the third quarter of 2010. Noninterest expense for the third quarter of 2011 includes $1.4 million of expenses related to the acquisition of GS Financial Corp. Such merger-related expenses include professional fees, data conversion and severance and other employee costs associated with the merger and related systems conversion. Excluding merger-related expenses, noninterest expense for the third quarter of 2011 totaled $7.8 million, an increase of $1.1 million, or 17%, compared to the second quarter of 2011 and an increase of $1.4 million, or 22%, compared to the third quarter of 2010. The increases primarily relate to the growth of the Company’s branch network due to the addition of GS Financial Corp. branches and employees.

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands)	September 30, 2011	June 30, 2011	September 30, 2010

Reported noninterest expense	$9,211	$6,813	$6,354
Less: Merger-related expenses	(1,449)	(194)	—

Non-GAAP noninterest expense	$7,762	$6,619	$6,354

Reported net income	$923	$1,267	$911
Add: Merger-related expenses (after tax)	959	181	—

Non-GAAP net income	$1,882	$1,448	$911

	For the Nine Months Ended
(dollars in thousands)	September 30, 2011	September 30, 2010

Reported noninterest expense	$22,753	$18,093
Less: Merger-related expenses	(1,833)	—

Non-GAAP noninterest expense	$20,920	$18,093

Reported net income	$2,986	$3,223
Add: Merger-related expenses (after tax)	1,331	—

Non-GAAP net income	$4,317	$3,223

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s core operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2011	September 30, 2010	% Change	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$32,916,713	$23,771,777	38%	$21,588,068	$36,970,638
Interest-bearing deposits in banks	6,318,000	6,387,000	(1)	8,273,000	7,867,000
Investment securities available for sale, at fair value	165,513,687	111,607,433	48	140,969,334	111,962,331
Investment securities held to maturity	3,938,656	20,793,424	(81)	7,253,356	15,220,474
Mortgage loans held for sale	8,928,396	6,400,335	39	2,773,616	2,436,986
Loans covered by loss sharing agreements	67,296,479	91,346,684	(26)	68,421,716	80,446,859
Noncovered loans, net of unearned income	586,339,131	354,883,203	65	381,119,264	359,464,400

Total loans	653,635,610	446,229,887	46	449,540,980	439,911,259
Allowance for loan losses	(4,529,834)	(3,923,826)	15	(4,057,044)	(3,919,745)

Total loans, net of allowance for loan losses	649,105,776	442,306,061	47	445,483,936	435,991,514

FDIC loss sharing receivable	25,628,190	32,262,081	(21)	30,709,836	32,012,783
Office properties and equipment, net	31,314,946	23,621,092	33	23,015,352	23,371,915
Cash surrender value of bank-owned life insurance	16,628,613	16,034,149	4	16,485,001	16,192,645
Accrued interest receivable and other assets	31,880,426	15,297,599	108	20,848,648	18,396,806

Total Assets	$972,173,403	$698,480,951	39	$717,400,147	$700,423,092

Liabilities
Deposits	$719,460,464	$546,657,570	32%	$527,402,695	$553,217,853
Federal Home Loan Bank advances	113,458,132	16,000,000	609	52,500,000	13,000,000
Accrued interest payable and other liabilities	6,187,857	3,744,475	65	3,740,456	2,675,297

Total Liabilities	839,106,453	566,402,045	48	583,643,151	568,893,150

Shareholders’ Equity
Common stock	89,497	89,270	—%	89,312	89,270
Additional paid-in capital	89,336,376	88,437,391	1	88,922,459	88,818,862
Treasury stock	(14,376,355)	(7,955,813)	81	(11,849,932)	(10,425,725)
Common stock acquired by benefit plans	(8,714,783)	(9,859,826)	(12)	(8,813,501)	(9,770,556)
Retained earnings	65,111,099	60,660,647	7	64,187,699	62,125,568
Accumulated other comprehensive income	1,621,116	707,237	129	1,220,959	692,523

Total Shareholders’ Equity	133,066,950	132,078,906	1	133,756,996	131,529,942

Total Liabilities and Shareholders’ Equity	$972,173,403	$698,480,951	39	$717,400,147	$700,423,092

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Nine Months Ended
	September 30,		%	September 30,		%
	2011	2010	Change	2011	2010	Change
Interest Income
Loans, including fees	$9,728,512	$7,549,667	29%	$24,154,691	$21,100,559	14%
Investment securities	1,023,976	1,226,765	(17)	2,802,155	3,913,125	(28)
Other investments and deposits	36,280	32,899	10	107,543	94,226	14

Total interest income	10,788,768	8,809,331	22	27,064,389	25,107,910	8

Interest Expense
Deposits	1,219,492	1,403,060	(13)%	3,431,545	4,021,924	(15)%
Federal Home Loan Bank advances	180,839	139,521	30	396,565	453,571	(13)

Total interest expense	1,400,331	1,542,581	(9)	3,828,110	4,475,495	(14)

Net interest income	9,388,437	7,266,750	29	23,236,279	20,632,415	13
Provision for loan losses	525,510	167,580	214	892,459	717,362	24

Net interest income after provision for loan losses	8,862,927	7,099,170	25	22,343,820	19,915,053	12

Noninterest Income
Service fees and charges	601,916	541,538	11%	1,622,339	1,535,811	6%
Bank card fees	451,959	343,906	31	1,294,146	1,012,935	28
Gain on sale of loans, net	163,986	198,522	(17)	389,673	378,817	3
Income from bank-owned life insurance	143,612	161,540	(11)	435,968	473,206	(8)
Other-than-temporary impairment of securities	—	(870,254)	—	—	(1,010,771)	—
Gain (loss) on the sale of securities, net	—	—	—	(166,082)	39,131	(524)
Discount accretion of FDIC loss sharing receivable	193,349	249,949	(23)	663,281	501,537	32
Other income	72,941	(12,582)	680	735,255	75,616	872

Total noninterest income	1,627,763	612,619	166	4,974,580	3,006,282	65

Noninterest Expense
Compensation and benefits	5,215,478	3,824,287	36%	13,128,998	10,707,803	23%
Occupancy	709,640	615,972	15	1,834,066	1,652,035	11
Marketing and advertising	291,628	184,179	58	667,824	588,116	14
Data processing and communication	1,314,568	635,382	107	2,428,075	1,648,161	47
Professional fees	327,728	198,482	65	1,174,980	895,433	31
Franchise and shares tax	221,017	98,397	125	582,018	441,104	32
Regulatory fees	258,234	159,026	62	688,616	392,282	76
Other expenses	872,662	638,010	37	2,248,005	1,767,609	27

Total noninterest expense	9,210,955	6,353,735	45	22,752,582	18,092,543	26

Income before income tax expense	1,279,735	1,358,054	(6)	4,565,818	4,828,792	(5)
Income tax expense	356,336	447,061	(20)	1,580,288	1,605,589	(2)

Net income	$923,399	$910,993	1%	$2,985,530	$3,223,203	(7)%

Earnings per share - basic	$0.13	$0.12	8%	$0.42	$0.42	—%

Earnings per share - diluted	$0.13	$0.12	8	$0.41	$0.42	(2)

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended September 30,		%	For The Three Months Ended	%
	2011	2010	Change	June 30, 2011	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$10,788	$8,809	22%	$8,117	33%
Total interest expense	1,400	1,542	(9)	1,150	22

Net interest income	9,388	7,267	29	6,967	35

Provision for loan losses	526	168	213	265	98
Total noninterest income	1,628	613	166	2,103	(23)
Total noninterest expense	9,211	6,354	45	6,812	35
Income tax expense	356	447	(20)	726	(51)

Net income	$923	$911	1	$1,267	(27)

AVERAGE BALANCE SHEET DATA
Total assets	$926,101	$703,812	32%	$709,360	31%
Total interest-earning assets	815,071	608,149	34	612,942	33
Loans	612,416	456,262	34	445,947	37
Interest-bearing deposits	573,407	448,179	28	432,998	32
Interest-bearing liabilities	679,235	470,749	44	474,009	43
Total deposits	689,014	544,228	27	533,640	29
Total shareholders’ equity	127,750	133,134	(4)	133,344	(4)

SELECTED RATIOS (1)
Return on average assets	0.40%	0.52%	(23)%	0.71%	(44)%
Return on average equity	2.89	2.74	5	3.80	(24)
Efficiency ratio (2)	83.61	80.64	4	75.11	11
Average equity to average assets	13.79	18.92	(27)	18.80	(27)
Tier 1 leverage capital ratio (3)	12.17	15.27	(20)	15.44	(21)
Total risk-based capital ratio (3)	21.17	23.10	(8)	27.44	(23)
Net interest margin (4)	4.58	4.75	(4)	4.55	1

PER SHARE DATA
Basic earnings per share	$0.13	$0.12	8%	$0.18	(28)%
Diluted earnings per share	0.13	0.12	8	0.17	(24)
Book value at period end	16.92	15.89	6	16.65	2
Tangible book value at period end	16.60	15.67	6	16.44	1

PER SHARE DATA
Shares outstanding at period end	7,862,154	8,311,602	(5)%	8,035,404	(2)%
Weighted average shares outstanding
Basic	7,173,443	7,481,472	(4)%	7,191,476	—%
Diluted	7,274,615	7,531,100	(3)	7,337,358	(1)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	September 30, 2011			June 30, 2011			September 30, 2010
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)

CREDIT QUALITY (1) (2)
Nonaccrual loans	$10,680	$5,698	$16,378	$11,668	$1,127	$12,795	$19,851	$1,391	$21,242
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	10,680	5,698	16,378	11,668	1,127	12,795	19,851	1,391	21,242
Other real estate owned	5,495	3,066	8,561	7,178	92	7,270	2,634	—	2,634

Total nonperforming assets	16,175	8,764	24,939	18,846	1,219	20,065	22,485	1,391	23,876
Performing troubled debt restructurings	29	587	616	30	922	952	—	729	729

Total nonperforming assets and troubled debt restructurings	$16,204	$9,351	$25,555	$18,876	$2,141	$21,017	$22,485	$2,120	$24,605

Nonperforming assets to total assets	22.22%	0.97%	2.57%	24.93%	0.19%	2.80%	23.92%	0.23%	3.42%
Nonperforming loans to total assets	14.67	0.63	1.68	15.43	0.18	1.78	21.12	0.23	3.04
Nonperforming loans to total loans	15.87	0.97	2.51	17.05	0.30	2.85	21.73	0.39	4.76
Allowance for loan losses to nonperforming assets	0.31	51.11	18.16	—	332.84	20.20	—	282.18	16.43
Allowance for loan losses to nonperforming loans	0.47	78.61	27.66	—	359.97	31.70	—	282.18	18.47
Allowance for loan losses to total loans	0.07	0.76	0.69	—	1.06	0.90	—	1.11	0.88

Year-to-date loan charge-offs	$—	$320	$320	$—	$260	$260	$—	$193	$193
Year-to-date loan recoveries	—	38	38	—	30	30	—	48	48

Year-to-date net loan charge-offs	$—	$282	$282	$—	$230	$230	$—	$145	$145

Annualized YTD net loan charge-offs to total loans	—%	0.06%	0.06%	—%	0.12%	0.10%	—%	0.05%	0.04%

(1)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information excludes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as “Covered” assets. All other assets are referred to as “Noncovered”.